                                                                   EXHIBIT 12-A

                         DELMARVA POWER & LIGHT COMPANY

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                                       1995      1994       1993      1992      1991
                                    --------   --------   --------   -------   -------

Net income (1)                      $117,488   $108,310   $111,076   $98,526   $80,506
                                    --------   --------   --------   -------   -------
Income taxes (1)                      75,540     67,613     67,102    54,834    43,249
                                    --------   --------   --------   -------   -------
Fixed charges:
 Interest on long-term debt
  including amortization of
  discount, premium and
  expense                             65,572     61,128     62,651    66,976    68,133
 Other interest                       10,353      9,336      9,245     8,449    10,192
                                    --------   --------   --------   -------   -------
   Total fixed charges                75,925     70,464     71,896    75,425    78,325
                                    --------   --------   --------   -------   -------
Nonutility capitalized interest         (304)      (256)      (246)     (231)     (143)
                                    --------   --------   --------   -------   -------
Earnings before income taxes
  and fixed charges                 $268,649   $246,131   $249,828  $228,554  $201,937
                                    ========   ========   ========  ========  ========
Ratio of earnings to fixed charges      3.54       3.49       3.47      3.03      2.58


For purposes of computing the ratio, earnings are net income plus income taxes and fixed charges, less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, plus the interest factor associated with the Company's major leases, and one-third of the remaining annual rentals.

(1) Net income and income taxes related to the cumulative effect of a change in accounting for unbilled revenues recorded in 1991 are excluded from the computation of this ratio.